DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                             September 30,        December 31,
                                 1998               1997
ASSETS

CASH AND CASH EQUIVALENTS     $1,904,089         $1,475,167
PROPERTY                       7,348,205          7,752,217
OTHER ASSETS                     128,799             72,944

TOTAL                         $9,381,093         $9,300,328

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $2,324,006         $2,082,705

PARTNERS' EQUITY:
General Partners                 (71,456)           (69,852)
Limited Partners               7,128,543          7,287,475
     Total partners' equity    7,057,087          7,217,623

TOTAL                         $9,381,093         $9,300,328

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                              September 30,      September 30,
                                  1998               1997
REVENUES:
Rental Income                   $686,209           $661,428
Interest                          16,660             14,051
     Total revenue               702,869            675,479

EXPENSES:
Operating Expenses               357,880            357,450
General and administrative        45,705             46,787
     Total expenses              403,585            404,237

NET INCOME                      $299,284           $271,242

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $296,291           $268,530
    General partners               2,993              2,712
TOTAL                           $299,284           $271,242

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $9.32              $8.45

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).
[/TABLE]

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                September 30,    September 30,
                                    1998             1997


REVENUES:

Rental Income                    $1,974,650       $1,948,700
Interest                             43,550           37,486
Total revenues                    2,018,200        1,986,186

EXPENSES:

Operating Expenses                1,034,734        1,059,659
General and administrative          180,882          170,254
Total expenses                    1,215,616        1,229,913

NET INCOME                          802,584          756,273

AGGREGATE NET INCOME ALLOCATED TO:

Limited partners                    794,558          748,710
General partners                      8,026            7,563
TOTAL                               802,584          756,273

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     $25.00           $23.56

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION         31,783           31,783

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT JANUARY 1, 1997       ($64,000)    $7,866,814   $7,802,814

NET INCOME                         7,563        748,710      756,273
DISTRIBUTIONS                     (9,630)      (953,490)    (963,120)

EQUITY AT SEPTEMBER 30, 1997    ($66,067)     $7,662,034   $7,595,967

EQUITY AT JANUARY 1, 1998       ($69,852)     $7,287,475   $7,217,623

NET INCOME                         8,026         794,558      802,584
DISTRIBUTIONS                     (9,630)       (953,490)    (963,120)

EQUITY AT SEPTEMBER 30, 1998    ($71,456)     $7,128,543   $7,057,087

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    September 30,      September 30,
                                        1998               1997

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 802,584        $ 756,273
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        403,896          403,895
     Loss on disposal of
     property and equipment                  116                0
  Changes in assets and liabilities:
     Increase in other assets            (55,855)         (66,665)
     Increase in liabilities             241,301            6,468
Net cash provided by operating
  activities                           1,392,042        1,099,971

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment           0           (5,544)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (963,120)        (963,120)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        428,922          131,307

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,475,167        1,455,407
At end of period                      $1,904,089      $ 1,586,714

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of September 30, 1998, and for the periods ended September 30, 1998 and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of September 30, 1998, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,827,410
        Furniture and Equipment                5,810
        Total                             12,923,102
        Less: Accumulated Depreciation   ( 5,574,897)
        Property - Net                   $ 7,348,205


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.